IN ACCORDANCE WITH RULE 201 OF REGULATION S-T, THIS SCHEDULE 13G IS BEING FILED IN PAPER PURSUANT TO A TEMPORARY HARDSHIP EXEMPTION

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                       -------------------------------


                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )


                                 Bigmar, Inc.
                 -------------------------------------------
                               (Name of Issuer)

                   Common Stock, par value $.001 per share
                 -------------------------------------------
                        (Title of Class of Securities)

                                 089893 10 1
                 -------------------------------------------
                                (CUSIP Number)

                       -------------------------------

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 5 Pages

                                                SCHEDULE 13G

 CUSIP NO. 089893 10 1                                                                 PAGE 2 OF 5 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSONS                                                                         |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                                                |
|     |                                                                                                   |
|     |          JOHN G. TRAMONTANA                                                                       |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                   UNITED STATES OF AMERICA                                                        |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |              1,098,368                                          |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                      0                                          |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |              1,098,368                                          |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |                       0                                         |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                                         1,098,368                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |                                            26.7%                                                  |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                                             IN                                                    |
-----------------------------------------------------------------------------------------------------------
                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                        Page 3 of 5 Pages


ITEM 1(a).

The name of the Issuer is Bigmar, Inc.

ITEM 1(b).

The address of the Issuer's principal executive offices is 6660 Doubletree Avenue, Columbus, Ohio 43229.

ITEM 2(a).

The name of the Person filing is John G. Tramontana.

ITEM 2(b).

The address of the principal business office of the Person filing this statement is:

John G. Tramontana                      6660 Doubletree Avenue
                                        Columbus, Ohio 43229

ITEM 2(c).

The citizenship of the Person filing is the United States of America.

ITEM 2(d).

The title of the class of securities for which this statement is being filed is Common Stock, $.001 par value per share ("Common Stock").

ITEM 2(e).

The CUSIP number of the class of securities for which this statement is being filed is 089893 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS:

Not applicable.

ITEM 4: OWNERSHIP

See the responses set forth in items (5)-(9) and (11) on page two hereof for information relating to beneficial ownership of Common Stock of the Company. The shares set forth in items (5), (7) and (9) on page two include 973,368 shares of Common Stock held of record by John G. Tramontana and options to purchase 125,000 shares of Common Stock which are currently exercisable.

                                                        Page 4 of 5 Pages


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

Not applicable.

                                                        Page 5 of 5 Pages


                                  SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date: February 12, 1997



                                                /s/ John G. Tramontana
                                                ----------------------------
                                                John G. Tramontana


        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by the authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of said person shall be filed with the statement, provided however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any tile of each person who signs the statement shall be typed or printed beneath his signature.

         Note. Six copies of this statement, including all exhibits, should be filed with the Commission.

        Addition. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 1g U.S.C. 1001).